Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	978-619-1300
Wednesday July 25, 2018		Michael T. Prior
Chief Executive Officer

Justin D. Benincasa
Chief Financial Officer

ATN Reports

Second Quarter 2018 Results

— Sequential Earnings Growth Led By Improved International Telecom Results —

— Rebuild of U.S. Virgin Islands Network Proceeding Apace —

Second Quarter Financial Highlights:

•                  Revenues: $117.8 million

•                  Adjusted EBITDA(1): $36.0 million

•                  Operating income: $15.8 million

•                  Net income attributable to ATN stockholders: $7.2 million, or $0.45 per diluted share

•                  Cash flow from operating activities for first six months of 2018 was $44.0 million

Beverly, MA (July 25, 2018) — ATN (Nasdaq: ATNI) today reported results for the second quarter ended June 30, 2018.

Business Review and Outlook

“Our second quarter operating results showed marked improvement over first quarter levels, benefitting from continued progress in our International Telecom markets, steady performance in our domestic wireless business and an additional advance of FCC USF support,” said Michael Prior, the Company’s Chief Executive Officer.  “We have made great strides this quarter re-connecting customers in the U.S. Virgin Islands, and we continued to see positive EBITDA margin comparisons across our other international markets.

“Specifically, investments we have made in our international telecom segment to extend and upgrade our broadband network and service offerings in several markets have resulted in positive subscriber growth and continued margin expansion. Additionally, we are pleased to report that substantially all of the network backbone is fully restored in the U.S. Virgin Islands and close to 60% of customer premises in the territory are now re-connected to the new wireline network that we have rebuilt following the devastating impact of Hurricanes Irma and Maria. We expect to substantially complete our restoration efforts by the end of the third quarter, and following the promise of further FCC support, we have expanded and accelerated plans for building additional resiliency and capabilities into the network.

“Our U.S. Telecom business performed in line with our expectations with revenues and EBITDA increasing slightly on a sequential basis, reflecting higher seasonal volumes. As previously noted, we have substantially curtailed capital spending in this area as we assess future growth opportunities.  At the same time, we have launched several initiatives to explore new revenue opportunities in our domestic telecom business that have the potential to provide growth and significant cash flows down the line.

“We are pleased with the second quarter results and expect to see continued positive trends in our international telecom business, supported by stable performance in domestic telecom, in the second half of this year. In addition to the organic initiatives mentioned previously, we have made investments in new platforms and technologies that we believe can develop into significant growth opportunities.  While these activities increase short term operating costs, we are optimistic about their longer term potential,” Mr. Prior noted.

Second Quarter 2018 Financial Results

Second quarter 2018 revenues were $117.8 million, 4% below the $123.2 million reported for the second quarter of 2017. The sale of our British Virgin Islands business in late 2017 and the destruction of much of our U.S. Virgin Islands wireline network due to the 2017 hurricanes reduced revenue by approximately $11.0 million. Additionally, U.S. wireless revenues declined $6.3 million, as anticipated, due to previously-agreed revenue caps and other contract changes.  These reductions were partially offset by revenue from an additional payment of $8.2 million for USF high cost support funding from the FCC for our U.S. Virgin Islands business, increases in international wireless and broadband revenues and the ramp up of revenue generation from our solar business in India.  Adjusted EBITDA(1) for the second quarter of 2018 was $36.0 million, or 6% below the prior year period, primarily because of the noted revenue declines.  Operating income for the second quarter was $15.8 million, flat to the prior year period as the $2.3 million gain on sales of assets in the second quarter of 2018 along with current year operating and depreciation expense decreases offset the impact of the revenue declines.  Net income attributable to ATN’s stockholders for the second quarter was $7.2 million or $0.45 per diluted share, an increase from the prior year period’s net income attributable to ATN stockholders of $5.9 million or $0.36 per diluted share, reflecting a reduction in minority partner income.

Revenues for the first six months of 2018 were $222.3 million, 12% below the $251.4 million reported for the same period in 2017.  This revenue decline reflects the six-month impact of the revenue changes highlighted in the second quarter comparison.  Correspondingly, Adjusted EBITDA(1) for the first six months of 2018 was $62.3 million, a decrease of 22% from the prior year period and operating income for the first six months of 2018 was $20.0 million, a decrease from the prior year period’s $33.6 million.  Net income attributable to ATN stockholders for the first six months of 2018 was $1.7 million or $0.10 per diluted share, compared with the prior year period’s $12.7 million and $0.78 per diluted share.

Second Quarter 2018 Operating Highlights

The Company has three reportable segments: (i) U.S. Telecom; (ii) International Telecom; and (iii) Renewable Energy.

U.S. Telecom

U.S. Telecom revenues consist mainly of wireless revenues from our voice and data wholesale roaming operations and our smaller retail operations in the Southwestern United States, as well as enterprise and wholesale wireline revenues.  Total U.S. Telecom segment revenues were $30.3 million in the second quarter of 2018, an 18% decrease from the $37.0 million reported in the second quarter of 2017.  U.S.

(1)  See Table 5 for reconciliation of Net Income to Adjusted EBITDA.

wireless revenues decreased 18% to $28.6 million compared with $34.9 million in the prior year quarter due to the impact of previously agreed upon revenue caps and other wholesale wireless contract changes. The expected sale of a portion of the Company’s wireless network closed early in the third quarter of 2018.

U.S. Telecom Adjusted EBITDA(1) of $12.7 million in the second quarter of 2018 decreased 35% compared to the prior year period’s $19.4 million.  The decrease was mostly due to the reduction in wireless revenues, as well as the cost of some earlier stage initiatives.

International Telecom

International Telecom consists of a broad range of information and communications services including wireline and wireless data, internet, voice and video service revenues from our operations in Bermuda and the Caribbean.  International Telecom revenues were $81.5 million in the second quarter of 2018, a 1% increase from the $81.4 million reported in the second quarter of 2017.  As expected, the extensive network damage in the U.S. Virgin Islands resulted in a reduction of approximately $10.0 million in revenue in the quarter compared with the prior year.  However the impact of this decline was lessened by the hurricane relief USF revenue of $8.2 million.  Additionally, revenues were down $1.1 million from last year due to the sale of our British Virgin Islands business in mid-2017.  These reductions were partially offset by an aggregate increase in wireless and broadband revenues. While we expect year-on-year revenue comparisons in the third quarter will continue to be negatively impacted by the storm-related service outages, we expect sequential revenue improvement in the third quarter (excluding the Q2 USF revenue benefit) and segment revenues should begin to more fully recover in the fourth quarter of 2018.  The level of damage to the U.S. Virgin Islands economy and our customer base may mean it is some time before we see a full return to pre-storm levels in that market.  In light of the promise of additional FCC support, we have expanded and accelerated plans to build additional resiliency and capabilities into our USVI network.

International Telecom Adjusted EBITDA(1) of $27.6 million in the second quarter increased 16% from $23.9 million in the prior year period.  The increase is primarily the result of the noted additional USF revenue benefit in the U.S. Virgin Islands and in the growth in other markets against a backdrop of improving cost controls.

Renewable Energy

Renewable Energy segment revenues are generated principally by the generation and sale of energy and solar renewable energy credits from our commercial solar projects in the United States and India.  For the second quarter of 2018, revenues from our renewable energy business were $6.0 million, an increase  of 23% from $4.9 million in the prior year period due mainly to the commencement of revenue generation from newly completed solar power plants in India.  The growth in India power production revenue also drove an increase in Adjusted EBITDA(1) for the Renewable Energy segment to $3.8 million in the second quarter, up $1.2 million from the prior year’s quarter.

Balance Sheet and Cash Flow Highlights

Total cash at June 30, 2018 was $180.1 million.  Additionally, the Company ended the second quarter with $1.6 million in short-term investments.  Net cash provided by operating activities was $44.0 million for the first six months of 2018, compared with $65.5 million for the prior year period.  The decrease in net cash provided by operating activities is primarily due to the revenue reductions in the U.S. Telecom wireless business and the wireline business in the U.S. Virgin Islands.  During the first six months of 2018, the Company used net cash of $83.6 million for investing and financing activities.  This included $66.7 million of capital expenditures for network repairs and resiliency following the 2017 hurricanes in the U.S. Virgin Islands, partially offset by $34.6 million in storm-related insurance proceeds, $40.6 million in other capital expenditures and $12.8 million in partner distributions.  In addition to the estimated $65 million of network repairs in the U.S. Virgin Islands, an additional $15 million for network resiliency is planned.  We also estimate that other capital expenditures in the telecom segments will be at the high end of our original estimate of between $65 and $80 million, as some of the growth capital expenditures planned for 2019 will be accelerated into 2018 as we see strong customer demand on the fiber network expansions in the International Telecom segment.

Conference Call Information

ATN will host a conference call on Thursday, July 26, 2018 at 9:30 a.m. Eastern Time (ET) to discuss its second quarter 2018 results. The call will be hosted by Michael Prior, Chairman and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer. The dial-in numbers are US/Canada: (877) 734-4582 and International: (678) 905-9376, conference ID 1846245. A replay of the call will be available at ir.atni.com beginning at 1:00 p.m. (ET) on July 26, 2018.

About ATN

ATN International, Inc. (Nasdaq:ATNI), headquartered in Beverly, Massachusetts, provides telecommunications services to rural, niche and other under-served markets and geographies in the United States, Bermuda and the Caribbean and owns and operates solar power systems in various locations in the United States and India. Through our operating subsidiaries, we (i) provide both wireless and wireline connectivity to residential and business customers, including a range of mobile wireless solutions, high speed internet services, video services and local exchange services, (ii) provide distributed solar electric power to corporate and municipal customers and (iii) are the owner and operator of terrestrial and submarine fiber optic transport systems. For more information, please visit www.atni.com.

Cautionary Language Concerning Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, our future financial performance and results of operations; the estimated timeline for the rebuilding of our   operations and revenues from our customers in the U.S. Virgin Islands following the hurricanes; our estimates of total losses due to the hurricanes and our estimated costs of restoring hurricane-damaged services; our ability to receive financial support from the government for our rebuild in the U.S. Virgin Islands and the timing of such support; the competitive environment in our key markets, demand for our services and industry trends; the pace of expansion and improvement of our telecommunications network and renewable energy operations including our level of estimated future capital expenditures and our realization of the benefits of these investments; the anticipated timing of our build schedule and energy production of our India renewable energy projects; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1)   our ability to restore our networks and services to our customers in the U.S. Virgin Islands in an efficient and timely manner and to obtain governmental or other support necessary to fully restore services in the U.S. Virgin Islands; (2) our ability to execute planned network expansions and upgrades in our various markets; (3) the general performance of our operations, including operating margins, revenues, capital expenditures, and the future growth and retention of our major customers and subscriber base and consumer demand for solar power; (4) government regulation of our businesses, which may impact our FCC and other telecommunications licenses or our renewables business; (5) economic, political and other risks facing our operations; (6) our ability to maintain favorable roaming arrangements and satisfy the needs and demands of our major wireless customers; (7) our ability to efficiently and cost-effectively upgrade our networks and IT platforms to address  rapid and significant technological changes in the telecommunications industry; (8) the loss of or an inability to recruit skilled personnel in our various jurisdictions, including key members of management; (9) our ability to find investment or acquisition or disposition opportunities that fit the strategic goals of the Company; (10) increased competition; (11) our ability to expand our renewable energy business; (12) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure; (13) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (14) the occurrence of weather events and natural catastrophes; (15) our continued access to capital and credit markets; (16) the risk of currency fluctuation for those markets in which we operate; and (17)  our ability to realize the value that we believe exists in our businesses.  These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 1, 2018 and the other reports we file from time to time with the SEC.  The Company undertakes no obligation and has no intention to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release also contains non-GAAP financial measures. Specifically, ATN has presented the following measures in this release and in the tables included herein:  Adjusted EBITDA; Operating Income excluding hurricane charges and insurance recoveries; Net income (loss) attributable to ATN’s stockholders excluding hurricane charges and insurance recoveries; and Net income (loss) per share attributable to ATN stockholders excluding hurricane charges and insurance recoveries.

Adjusted EBITDA is defined as net income attributable to ATN stockholders before bargain purchase gain, impairment of long-lived assets, restructuring charges, interest, taxes, depreciation and amortization, transaction-related charges, other income or expense, loss on damaged assets and other hurricane charges, net of insurance recovery and net income attributable to non-controlling interests.

Operating Income excluding hurricane charges and insurance recoveries is defined as Operating Income (Loss) adjusted for loss on damaged assets and other hurricane related charges, net of insurance recovery.  Net income (loss) attributable to ATN stockholders excluding hurricane charges and insurance recoveries is defined as Net income (loss) attributable to ATN stockholders adjusted for loss on damaged assets and other hurricane related charges net of insurance recovery.

Net income (loss) per share attributable to ATN stockholders excluding hurricane charges and insurance recoveries is defined as net income (loss) per share attributable to ATN stockholders adjusted for loss on damaged assets and other hurricane related charges, net of insurance recovery.

The Company believes that the inclusion of these non-GAAP financial measures helps investors gain a meaningful understanding of the Company’s core operating results and enhances the usefulness of comparing such performance with prior periods. ATN’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods. The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measure is set forth in the text of, and the accompanying tables to, this press release.  While our non-GAAP financial measures are an important tool for financial and operational decision-making and for evaluating our own operating results over different periods of time, we urge investors to review the reconciliation of these financial measures to the comparable GAAP financial measures included below, and not to rely on any single financial measure to evaluate our business.

Table 1

ATN International, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	June 30,	December 31,
	2018	2017
Assets:
Cash and cash equivalents	$167,107	$207,956
Restricted cash	1,071	833
Short-term investments	1,595	7,076
Other current assets	94,540	127,063

Total current assets	264,313	342,928

Long-term restricted cash	11,949	11,101
Property, plant and equipment, net	702,968	643,146
Goodwill and other intangible assets, net	170,324	171,656
Other assets	39,445	36,774

Total assets	$1,188,999	$1,205,605

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$11,268	$10,919
Taxes payable	10,238	6,751
Other current liabilities	135,884	144,035

Total current liabilities	157,390	161,705

Long-term debt, net of current portion	$139,733	$144,873
Deferred income taxes	30,755	31,732
Other long-term liabilities	41,612	37,072

Total long-term liabilities	212,100	213,677

Total liabilities	369,490	375,382

Total ATN International, Inc.’s stockholders’ equity	683,085	688,727
Non-controlling interests	136,424	141,496

Total equity	819,509	830,223

Total liabilities and stockholders’ equity	$1,188,999	$1,205,605

Table 2

ATN International, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenues:
Wireless	$50,496	$56,546	$101,043	$115,471
Wireline	61,269	61,802	109,365	125,960
Renewable energy	6,023	4,897	11,855	9,929
Total revenue	117,788	123,245	222,263	251,360

Operating expenses:
Termination and access fees	28,257	30,922	54,171	63,924
Engineering and operations	18,409	19,378	36,561	39,061
Sales, marketing and customer service	8,413	8,729	16,974	17,765
General and administrative	26,754	26,011	52,296	50,370
Transaction-related charges	438	148	465	826
Depreciation and amortization	21,913	22,254	43,217	44,747
(Gain) Loss on disposition of long-lived assets	(2,333)	—	(2,049)	1,111
Loss on damaged assets and other hurricane related charges, net of insurance recovery	184	—	666	—
Total operating expenses	102,035	107,442	202,301	217,804

Operating income	15,753	15,803	19,962	33,556

Other income (expense):
Interest expense, net	(1,840)	(1,806)	(3,679)	(3,836)
Loss on deconsolidation of subsidiary	—	—	—	(529)
Other income (expense)	(1,045)	(492)	(1,798)	(973)
Other expense, net	(2,885)	(2,298)	(5,477)	(5,338)

Income before income taxes	12,868	13,505	14,485	28,218
Income tax expense	2,088	2,596	6,008	5,724

Net Income	10,780	10,909	8,477	22,494

Net income attributable to non-controlling interests, net	(3,564)	(5,026)	(6,816)	(9,751)

Net Income attributable to ATN International, Inc. stockholders	$7,216	$5,883	$1,661	$12,743

Net income per weighted average share attributable to ATN International, Inc. stockholders:

Basic Net Income	$0.45	$0.36	$0.10	$0.79

Diluted Net Income	$0.45	$0.36	$0.10	$0.78

Weighted average common shares outstanding:
Basic	15,962	16,195	15,996	16,176
Diluted	16,010	16,274	16,047	16,263

Table 3

ATN International, Inc.

Unaudited Condensed Consolidated Cash Flow Statement

(in Thousands)

	Six Months Ended June 30,
	2018	2017

Net income	$8,477	$22,494
Depreciation and amortization	43,217	44,747
(Gain) Loss on disposition of long-lived assets	(2,042)	1,111
Loss on deconsolidation of subsidiary	—	529
Stock-based compensation	3,679	3,786
Loss in equity method investments	—	2,033
Deferred income taxes	(1,279)	2,379
Change in prepaid and accrued income taxes	1,249	(6,881)
Change in other operating assets and liabilities	(13,151)	(6,370)
Other non-cash activity	3,885	1,639

Net cash provided by operating activities	44,035	65,467

Capital expenditures	(40,594)	(78,559)
Hurricane rebuild capital expenditures	(66,654)	—
Hurricane insurance proceeds	34,606	—
Sale of business, net of transferred cash of $0 and $2.1 million	926	22,597
Purchases of spectrum licenses and other intangible assets, including deposits	—	(36,832)
Net proceeds from sale of assets	4,130	—
Proceeds from sale of investments	5,348	2,761
Government grants	5,400	—

Net cash used in investing activities	(56,838)	(90,033)

Dividends paid on common stock	(5,441)	(10,992)
Distributions to non-controlling interests	(12,836)	(3,373)
Principal repayments of term loan	(4,786)	(5,447)
Proceeds from new borrowings	—	8,571
Purchases of common stock	(3,660)	(2,186)
Acquisition of business, net of acquired cash of $0	—	(1,178)
Repurchases of non-controlling interests	(61)	(953)
Investments made by minority shareholders in consolidated affiliates	—	122
Other	—	(52)

Net cash used in financing activities	(26,784)	(15,488)

Effect of foreign currency exchange rates on total cash	(178)	207

Net change in total cash	(39,765)	(39,847)

Total cash, beginning of period	219,890	288,358

Total cash, end of period	$180,125	$248,511

Table 4

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the three months ended June 30, 2018 is as follows:

	U.S. Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total

Statement of Operations Data:
Revenue
Wireless	$28,582	$21,914	$—	$—	$50,496
Wireline	1,702	59,567	—	—	61,269
Renewable Energy	—	—	6,023	—	6,023
Total Revenue	$30,284	$81,481	$6,023	$—	$117,788

Operating Income (Loss)	$7,841	$15,571	$1,927	$(9,586)	$15,753
Non-controlling interest ( net income or (loss) )	$(786)	$(2,567)	$(211)	$—	$(3,564)

Non GAAP measure:
Adjusted EBITDA	$12,685	$27,617	$3,826	$(8,173)	$35,955

Balance Sheet Data (at June 30, 2018):
Cash, cash equivalents and investments	$16,241	$49,882	$12,403	$90,176	$168,702
Total current assets	43,413	97,603	18,077	105,220	264,313
Fixed assets, net	92,435	442,854	150,022	17,657	702,968
Total assets	195,587	611,654	184,255	197,503	1,188,999
Total current liabilities	44,618	79,484	12,378	20,910	157,390
Total debt	—	92,774	58,227	—	151,001

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the three months ended June 30, 2017 is as follows:

	U.S. Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total

Statement of Operations Data:
Revenue
Wireless	$34,921	$21,625	$—	$—	$56,546
Wireline	2,057	59,745	—	—	61,802
Renewable Energy	—	—	4,897	—	4,897
Total Revenue	$36,978	$81,370	$4,897	$—	$123,245

Operating Income (Loss)	$13,147	$10,765	$846	$(8,955)	$15,803
Non-controlling interest ( net income or (loss) )	$(1,756)	$(3,024)	$(246)	$—	$(5,026)

Non GAAP measure:
Adjusted EBITDA	$19,393	$23,899	$2,676	$(7,763)	$38,205

*  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the six months ended June 30, 2018 is as follows:

	U.S. Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total

Statement of Operations Data:
Revenue
Wireless	$55,983	$45,060	$—	$—	$101,043
Wireline	2,800	106,565	—	—	109,365
Renewable Energy	—	—	11,855	—	11,855
Total Revenue	$58,783	$151,625	$11,855	$—	$222,263

Operating Income (Loss)	$13,065	$21,211	$3,863	$(18,177)	$19,962
Non-controlling interest ( net income or (loss) )	$(1,469)	$(4,836)	$(511)	$—	$(6,816)

Non GAAP measure:
Adjusted EBITDA	$24,677	$45,410	$7,565	$(15,391)	$62,261

Statement of Cash Flow Data:
Capital expenditures	$7,266	$95,520	$1,388	$3,074	$107,248

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the six months ended June 30, 2017 is as follows:

	U.S. Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total

Statement of Operations Data:
Revenue
Wireless	$72,623	$42,848	$—	$—	$115,471
Wireline	8,148	117,812	—	—	125,960
Renewable Energy	—	—	9,929	—	9,929
Total Revenue	$80,771	$160,660	$9,929	$—	$251,360

Operating Income (Loss)	$28,533	$20,691	$2,287	$(17,955)	$33,556
Non-controlling interest ( net income or (loss) )	$(4,153)	$(5,033)	$(565)	$—	$(9,751)

Non GAAP measure:
Adjusted EBITDA	$42,561	$46,821	$5,571	$(14,713)	$80,240

Statement of Cash Flow Data:
Capital expenditures	$12,602	$37,129	$25,535	$3,293	$78,559

*  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the year ended December 31, 2017 is as follows:

	U.S. Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total

Balance Sheet Data (at December 31, 2017):
Cash, cash equivalents and investments	$19,585	$110,700	$8,120	$76,627	$215,032
Total current assets	40,975	190,396	18,060	93,497	342,928
Fixed assets, net	99,462	367,485	158,447	17,752	643,146
Total assets	200,142	629,007	192,406	184,050	1,205,605
Total current liabilities	41,248	91,887	14,754	13,816	161,705
Total debt	—	94,577	61,215	—	155,792

*  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

ATN International, Inc.

Selected Segment Operational Data

	Quarter ended
	June 30,	September 30,	December 31,	March 31,	June 30,
	2017 *	2017 *	2017	2018	2018

U.S. Telecom Operational Data:
Wireless - Total Domestic Base Stations	1,041	1,061	1,100	1,122	1,121

International Telecom Operational Data:
Wireline - Voice / Access lines	174,600	172,300	171,200	169,500	168,700
Wireline - Data Subscribers	101,700	102,400	104,900	105,900	110,200
Wireline - Video Subscribers	47,200	46,700	45,700	44,500	43,400
Wireless - Subscribers	302,900	302,000	307,200	310,800	308,100

* Adjusted subscriber counts for the sales of St Maarten and British Virgin Islands, and the transfer of ownership of Aruba business

Table 5

ATN International, Inc.

Reconciliation of Non-GAAP Measures

(In Thousands)

Reconciliation of Net Income to Adjusted EBITDA for the Three Months Ended June 30, 2018 and 2017

Three Months Ended June 30, 2018

	U.S. Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total

Net income attributable to ATN International, Inc. stockholders					$7,216
Net income attributable to non-controlling interests, net of tax					3,564
Income tax expense					2,088
Other (income) expense, net					1,045
Interest expense, net					1,840
Operating income	$7,841	$15,571	$1,927	$(9,586)	$15,753
Depreciation and amortization	6,835	11,794	1,899	1,385	21,913
(Gain) Loss on disposition of long-lived assets	(2,401)	68	—	—	(2,333)
Loss on damaged assets and other hurricane related charges, net of insurance recovery	—	184	—	—	184
Transaction-related charges	410	—	—	28	438
Adjusted EBITDA	$12,685	$27,617	$3,826	$(8,173)	$35,955

Three Months Ended June 30, 2017

	U.S. Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total

Net Income attributable to ATN International, Inc. stockholders					$5,883
Net income attributable to non-controlling interests, net of tax					5,026
Income tax expense					2,596
Other (income) expense, net					492
Interest expense, net					1,806
Operating income	$13,147	$10,765	$846	$(8,955)	$15,803
Depreciation and amortization	6,246	13,134	1,830	1,044	22,254
Transaction-related charges	—	—	—	148	148
Adjusted EBITDA	$19,393	$23,899	$2,676	$(7,763)	$38,205

*  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

Reconciliation of Net Income to Adjusted EBITDA for the Six Months Ended June 30, 2018 and 2017

Six Months Ended June 30, 2018

	U.S. Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total

Net income attributable to ATN International, Inc. stockholders					$1,661
Net income attributable to non-controlling interests, net of tax					6,816
Income tax expense					6,008
Other (income) expense, net					1,798
Interest expense, net					3,679
Operating income	$13,065	$21,211	$3,863	$(18,177)	$19,962
Depreciation and amortization	13,348	23,465	3,673	2,731	43,217
(Gain) Loss on disposition of long-lived assets	(2,146)	68	29	—	(2,049)
Loss on damaged assets and other hurricane related charges, net of insurance recovery	—	666	—	—	666
Transaction-related charges	410	—	—	55	465
Adjusted EBITDA	$24,677	$45,410	$7,565	$(15,391)	$62,261

Six Months Ended June 30, 2017

	U.S. Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total

Net Income attributable to ATN International, Inc. stockholders					$12,743
Net income attributable to non-controlling interests, net of tax					9,751
Income tax expense					5,724
Other (income) expense, net					973
Loss on deconsolidation of subsidiary					529
Interest expense, net					3,836
Operating income	$28,533	$20,691	$2,287	$(17,955)	$33,556
Depreciation and amortization	12,797	26,250	3,284	2,416	44,747
Loss on disposition of long-lived assets	1,231	(120)	—	—	1,111
Transaction-related charges	—	—	—	826	826
Adjusted EBITDA	$42,561	$46,821	$5,571	$(14,713)	$80,240

*  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

Table 6

ATN International, Inc.

(In Thousands)

Reconciliation of GAAP measures to Non-GAAP measures

Reconciliation of Operating Income (Loss) to Operating Income excluding hurricane charges and insurance recoveries, Net Income (Loss) attributable to ATN stockholders to Net Income (Loss) attributable to ATN stockholders excluding hurricane charges and insurance recoveries and Net Income (Loss) per share attributable to ATN stockholders to Net Income (Loss) per share attributable to ATN stockholders excluding hurricane charges and insurance recoveries

For the Three Months Ended June 30, 2018 is as follows:

	Operating Income (Loss)	Net Income (Loss) Attributable to ATN Stockholders	Net Income (Loss) per share Attributable to ATN Stockholders

GAAP - As reported	$15,753	$7,216	$0.45
Adjust for: Loss on damaged assets and other hurricane related charges, net of insurance recovery	184	184	0.01
Tax effect	—	—	—
Non-GAAP	$15,937	$7,400	$0.46

For the Three Months Ended June 30, 2017 is as follows:

	Operating Income (Loss)	Net Income (Loss) Attributable to ATN Stockholders	Net Income (Loss) per share Attributable to ATN Stockholders

GAAP - As reported	$15,803	$5,883	$0.36
Adjust for: Loss on damaged assets and other hurricane related charges, net of insurance recovery	—	—	—
Tax effect	—	—	—
Non-GAAP	$15,803	$5,883	$0.36

For the Six Months Ended June 30, 2018 is as follows:

	Operating Income (Loss)	Net Income (Loss) Attributable to ATN Stockholders	Net Income (Loss) per share Attributable to ATN Stockholders

GAAP - As reported	$19,962	$1,661	$0.10
Adjust for: Loss on damaged assets and other hurricane related charges, net of insurance recovery	666	666	0.04
Tax effect	—	—	—
Non-GAAP	$20,628	$2,327	$0.14

For the Six Months Ended June 30, 2017 is as follows:

	Operating Income (Loss)	Net Income (Loss) Attributable to ATN Stockholders	Net Income (Loss) per share Attributable to ATN Stockholders

GAAP - As reported	$33,556	$12,743	$0.78
Adjust for: Loss on damaged assets and other hurricane related charges, net of insurance recovery	—	—	—
Tax effect	—	—	—
Non-GAAP	$33,556	$12,743	$0.78